- --------------------------------------------------------------------------------


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                           SANDY SPRING BANCORP, INC.

                     SANDY SPRING NATIONAL BANK OF MARYLAND

                           ANNAPOLIS BANCSHARES, INC.

                                      AND

                               BANK OF ANNAPOLIS



                           Dated as of April 16, 1996

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

- ------------------------------------------------------------------------------------------------------------------------------------

Article I           -  Definitions................................................       1

Article II          - The Merger and Related Matters..............................       5

Article III         - Representations and Warranties of ABI.......................       7

Article IV          - Representations and Warranties of ABI and BOA...............      13

Article V           - Representations and Warranties of Bancorp...................      15

Article VI          - Covenants...................................................      19

Article VII         - Conditions of the Merger; Federal Tax Treatment  of the
                      Merger; Termination of Agreement............................      27

Article VIII        - Termination of Obligations; Payment of Expenses.............      33

Article IX          - Closing; Assets and Liabilities of Surviving Corporation....      34

Article X           - General.....................................................      36

Exhibits and Schedules

Exhibits:
 Exhibit A      Form of Articles of Merger
 Exhibit B      Form of Bank Merger Agreement
 Exhibit C      Form of Opinion of Counsel for ABI
 Exhibit D      Form of Opinion of Counsel for Bancorp

Schedules:
 Schedule I    Disclosure Schedule for ABI and BOA
 Schedule II   Disclosure Schedule for Bancorp and the Bank

                      AGREEMENT AND PLAN OF REORGANIZATION
================================================================================

  THIS AGREEMENT AND PLAN OF REORGANIZATION is dated as of April 16, 1996 by and among Sandy Spring Bancorp, Inc., ("Bancorp") a Maryland corporation, Sandy Spring National Bank of Maryland (the "Bank"), a national banking organization with its main office in Olney, Maryland, Annapolis Bancshares, Inc. ("ABI") a Maryland corporation, and Bank of Annapolis ("BOA"), a trust company chartered under the laws of the State of Maryland with its principal banking office in Annapolis, Maryland.

  WHEREAS, Bancorp is a registered bank holding company that controls the Bank;

  WHEREAS, ABI is a registered bank holding company that controls BOA;

  WHEREAS, Bancorp and ABI desire that ABI be merged with and into the Bancorp in a transaction effected by means of a stock-for-stock exchange in which common shares of Bancorp would be exchanged for the outstanding shares of ABI;

  WHEREAS, Bancorp and ABI also desire that BOA be merged with and into the Bank;

  WHEREAS, the Boards of Directors of Bancorp, the Bank and ABI each believe that it is in the best interests of their respective shareholders to enter such a transaction;

  WHEREAS, the Board of Directors of ABI believes that the shareholder value of ABI can be maximized over time through this stock-for-stock exchange; and

  WHEREAS, the Boards of Directors of Bancorp, the Bank, ABI and BOA each believe that such a merger will be in the best interests of the communities served by them and of their employees.


  NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

  1.1 Definitions. As used in this Agreement, the following terms have the definitions indicated.

  "ABI" means Annapolis Bancshares, Inc.

  The "ABI Options" shall have the meaning set forth in Section 3.2.

  The "ABI Shareholders Meeting" means that meeting of ABI shareholders to be held to submit for shareholder approval the Agreement and the Merger.

  The "ABI Subsidiaries" shall have the meaning set forth in Section 3.1.

  The "ABI Warrants" shall have the meaning set forth in Section 3.2.

  The "Adjustment Notice Period" shall have the meaning set forth in Section 7.4(f) and (g).

  The "Agreement" means this Agreement.

  The "Articles of Merger" means articles of merger conforming with the MGCL substantially in the Form of Exhibit A to this Agreement.

  The "Average Closing Price" shall mean the volume-weighted average price for the common stock of Bancorp as reported on the NASDAQ National Market for the ten trading days immediately preceding the satisfaction of the conditions set forth in Section 7.1 of this Agreement, without regard to any waiting period required thereby, or, if Bancorp common stock is not listed on the NASDAQ National Market during such ten trading days, the average of the bid and asked quotations for such days. Bancorp shall notify ABI and BOA promptly of the satisfaction of the conditions set forth in Section 7.1.

  "Bancorp" means Sandy Spring Bancorp, Inc.

  The "Bancorp Subsidiaries" shall have the meaning set forth in Section 5.1.

  The "Bank" means Sandy Spring National Bank of Maryland.

  The "Bank Merger" means the merger of BOA with the Bank pursuant to the Bank Merger Agreement.

  The "Bank Merger Agreement" means that agreement in the Form of Exhibit B hereto by and between the Bank and BOA.

  "BOA" means Bank of Annapolis.

  "Business Day" means any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a Federal or State holiday generally recognized by banks in the State of Maryland.

  "Closing" shall have the meaning assigned to it in Section 9.3 of the Agreement.

  The "Code" means the Internal Revenue Code of 1986, as amended.

  The "Commissioner" means the Maryland Bank Commissioner.

  "Dissenters' Shares" means shares as to which an ABI shareholder has perfected Dissenters' Rights.

  "Dissenters' Rights" means dissenters appraisal rights as described under
Section 2.6 of the Agreement.

  The "Effective Time" shall have the meaning set forth in Section 9.4 of the Agreement.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  The "FDIA" means the Federal Deposit Insurance Act, as amended.

  The "FDIC" means the Federal Deposit Insurance Corporation.

  The "Federal Reserve" means the Board of Governors of the Federal Reserve System.

  "Government Approvals" means all approvals, consents, notices and filings with any governmental authority, including the Federal Reserve, the OCC, the FDIC, the Department of Justice, the SEC, the Commissioner, other regulatory authorities, and any other persons as are necessary under applicable law or regulation to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement.

  "Liquidity Investments" means federal funds sold, U.S. Treasury securities, and U.S. Treasury securities purchased under agreements to resell, undertaken in the ordinary course of business and with a maturity of one-hundred and eighty
(180) days or less.

  The "Merger" means the merger of ABI with and into Bancorp as contemplated by this Agreement.

  The "MGCL" means the Maryland General Corporation Law, as amended.

  The "OCC" means the United States Comptroller of the Currency.

  The "Parties" means Bancorp, the Bank, ABI and BOA.

  The "Prospectus/Proxy Statement" shall have the meaning set forth in Section 2.4.

  The "Registration Statement" shall have the meaning set forth in Section 2.4.

  "SEC" means the United States Securities and Exchange Commission.

  The Surviving Corporation" means Bancorp following the Merger.

  The "Surviving Bank" means the Bank following the Bank Merger.

  The "1933 Act" means the Securities Act of 1933, as amended.

  The "1934 Act" means the Securities Exchange Act of 1934, as amended.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

  2.1 The Merger. Subject to approval by the shareholders of ABI and upon the other terms and conditions contained in this Agreement, ABI shall be merged with and into Bancorp at the Effective Time in accordance with the applicable provisions of the MGCL.

    (a) Name. The name of the Surviving Corporation shall be "Sandy Spring Bancorp, Inc.".

    (b) Certificate of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of Bancorp in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

    (c) Board of Directors. The Board of Directors of Bancorp at the Effective Time shall serve as the Board of Directors of the Surviving Corporation until the successors of the members thereof are duly elected and qualified.

    (d) Officers. The Officers of Bancorp at the Effective Time shall serve as the officers of the Surviving Corporation until their successors are duly appointed by the Board of Directors of Bancorp.

  2.2 Conversion of Shares, Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Bancorp, ABI, or the holders of shares of ABI common stock, each outstanding share of ABI common stock then issued and outstanding, (other than Dissenters' Shares and shares held by Bancorp or any Bancorp Subsidiary other than in a trust or similar arrangement) shall be converted into and represent 0.62585 shares of Bancorp common stock, and shall no longer be a share of common stock of ABI, provided that, until exchanged in accordance with the provisions of Section 9.1 hereof, the holders of ABI common stock shall not be entitled to vote in respect of any matter submitted for the consideration of holders of Bancorp common stock, or to receive dividends or other distributions or payments in respect of Bancorp common stock. At the Effective Time each outstanding ABI Option and each outstanding ABI Warrant shall continue in place as an option or warrant to purchase, in place of the purchase of each share of ABI common stock, the number of shares (calculated to four decimal places and then rounded up or down to the nearest whole share) of Bancorp common stock that would have been received by the holder of such ABI Option or ABI Warrant in the Merger had the option or warrant been exercised in full for shares of ABI common stock immediately prior to the Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Bancorp common stock substituted therefor so that the aggregate exercise price of shares subject to such ABI Options or ABI Warrants immediately following the Effective Time shall be the same as the aggregate exercise price for such shares immediately prior to the Effective Time. Bancorp and ABI agree to take such actions as are necessary to give effect to the foregoing. (For reference, see Section 2.2 of Schedule I.) The number of shares (or fraction thereof) of Bancorp common stock into which each share of ABI common stock shall be so converted shall be increased or decreased proportionally to reflect any stock split, stock dividend, or reclassification of Bancorp common stock made or declared between the date of this Agreement and the Effective Time, and shall be subject to adjustment as set forth in paragraphs (f) and (g) of Section 7.4 of this Agreement; and the number of shares of Bancorp common stock issuable upon the exercise of the ABI Options and ABI Warrants converted into options and warrants for shares of Bancorp, and the exercise price therefor, shall similarly be adjusted.

  2.3 Shareholders' Meeting. At the earliest practicable date, ABI shall hold the ABI Shareholders Meeting to submit for shareholder approval this Agreement and the Merger. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of ABI common stock shall be required for approval of this Agreement and the Merger.

  2.4  Registration Statement; Prospectus/Proxy Statement.

    (a) For the purposes of (i) registering Bancorp common stock to be issued to holders of ABI common stock in connection with the Merger with the SEC and with applicable state securities authorities, and (ii) holding the ABI Shareholders Meeting, the Parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "1933 Act") and the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder (such prospectus/proxy statement in the form mailed to the ABI shareholders, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

    (b) Bancorp shall promptly file the Registration Statement and the Prospectus/Proxy Statement with the SEC and applicable state securities agencies. Bancorp shall use all reasonable efforts to cause the Registration Statement and the Prospectus/Proxy Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date.

  2.5 Regulatory and Other Approvals. The Parties shall cooperate in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to obtain or make the Government Approvals. Prior to the making of any such filings with any regulatory authority or any third persons, Bancorp and ABI shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Bancorp and ABI prior to the filings with any regulatory authorities or any third persons, except to the extent that Bancorp or ABI is legally required to proceed prior to obtaining the acceptance of the other.

  2.6 Dissenters' Rights. Shareholders of ABI may exercise Dissenters' Rights if applicable pursuant to Section 3-202 of the MGCL.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ABI

  ABI represents and warrants to Bancorp that, except as disclosed in Schedule I delivered by ABI to Bancorp concurrently with the execution of this Agreement:

  3.1 Organization, Good Standing, Authority, Insurance, Etc. ABI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Each of the "subsidiaries" of ABI within the meaning of Section 3(w) of the FDIA (individually a "ABI Subsidiary" and collectively the "ABI Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. ABI and each ABI Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted in all material respects. ABI and each ABI Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of ABI and the ABI Subsidiaries, taken as a whole. BOA is a member of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, and the BIF, and all eligible accounts issued by BOA are insured by the BIF up to applicable limits. The minute books of ABI contain complete and accurate records of all meetings and other corporate actions held or taken since January 1, 1993 by its shareholders and Board of Directors (including the committees of such Board).

  3.2 Capitalization. The authorized capital stock of ABI consists of 5,000,000 shares of common stock, par value $1.00 per share, of which 785,375 shares of ABI common stock were issued and outstanding as of the date of this Agreement, and 1,000,000 shares of Preferred Stock, par value $1.00 per share, none of which were issued or outstanding as of the date of this Agreement. All outstanding shares of ABI common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. ABI's Incentive Stock Option Plan authorizes the issuance of up to [25,000] shares of ABI common stock. Options (the "ABI Options") to purchase 11,400 shares of ABI common stock are outstanding, all of which were granted under ABI's Stock Option Plan. In addition, ABI has outstanding warrants (the "ABI Warrants") for the purchase of 12,000 shares of ABI common stock as of the date of this Agreement. Except for obligations under options granted under ABI's Stock Option Plan and the Warrants, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of ABI's capital stock from ABI and no contracts to which ABI or any of its affiliates are subject with respect to the issuance, voting or sale of issued or unissued shares of ABI's capital stock. ABI has issued no "Limited Rights" as defined under the ABI Option Plan or any stock appreciation rights or similar rights.

  3.3 Ownership of Subsidiaries. All the outstanding shares of the capital stock of the ABI Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by ABI or a ABI Subsidiary free and clear of any Encumbrance.

  3.4 Financial Statements and Reports. No registration statement, proxy statement, schedule or report filed by ABI or any ABI Subsidiary with the SEC under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. ABI and the ABI Subsidiaries have filed all documents required to be filed by them with the SEC, the Federal Reserve, the FDIC, the Commissioner or state securities authorities under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of ABI and the ABI Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects as to form with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except for the omission of notes to unaudited statements and year end adjustments to interim results), applied on a consistent basis with all prior periods and fairly presented the information purported to be shown therein. The audited consolidated financial statements of ABI at December 31, 1995 and for the year then ended disclose all liabilities (including contingent liabilities) of ABI and the ABI Subsidiaries, other than liabilities which are not, in the aggregate, material to ABI and the ABI Subsidiaries, taken as a whole, and contain adequate reserves for loan losses, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any. A true and complete copy of such financial statements has been delivered by ABI to Bancorp.

  3.5 Absence of Changes. Since December 31, 1995, there has been no material adverse change in the business, financial condition or results of operations of ABI and the ABI Subsidiaries, taken as a whole, except as disclosed in Section
3.5 of Schedule I or in the statements or reports filed by ABI with the SEC prior to the date of this Agreement, copies of which have been provided to Bancorp.

  3.6 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of ABI for the solicitation of proxies for the approval referred to in Section 2.3 hereof and at all times subsequent to such mailings up to and including the times of such approvals, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to ABI and its shareholders and ABI common stock, this Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by ABI expressly for inclusion therein, will:

    (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act, and the rules and regulations under such Acts; and

    (b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

  3.7  Litigation and Other Proceedings.  Except as set forth in Section 3.7 of
Schedule I and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of ABI and the ABI Subsidiaries taken as a whole, neither ABI nor any ABI Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of ABI, threatened claim, action, suit, investigation or proceeding, or subject to any judicial order, judgment or decree.

  3.8 Compliance With Law. ABI and the ABI Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operation of ABI and the ABI Subsidiaries, taken as a whole, and neither ABI nor any ABI Subsidiary has received notice of violation of, and does not know of any material violations of, any of the above.

  3.9 Corporate Actions. The Board of Directors of ABI has duly authorized its officers to execute and deliver this Agreement, the Bank Merger Agreement, and the Articles of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby to which ABI is a party. All corporate authorizations of the Board of Directors of ABI required for the consummation of the Merger have been obtained.

  3.10 Authority. The execution, delivery and performance of this Agreement and the Bank Merger Agreement do not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under the articles of incorporation or bylaws of ABI, the charter or bylaws of BOA, the articles of incorporation or regulations of any other ABI Subsidiary, or any other material agreement or instrument to which ABI or any of the ABI Subsidiaries is a party or is subject or by which any of their properties or assets is bound. ABI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. Other than the receipt of Governmental Approvals and approval of ABI shareholders referred to in Section 2.3 hereof, no consents or approvals are required on behalf of ABI in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of ABI and BOA, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally or the exercise of judicial discretion in accordance with general principles of equity.

  3.11 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of ABI or any ABI Subsidiary to Bancorp pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading has been withheld from Bancorp.

  3.12 Tax Matters. ABI and each ABI Subsidiary has duly and properly filed all federal, state, local and other tax returns required to be filed by it and has made timely payments of all taxes shown by such returns to be due and payable, or which are otherwise due and payable, whether disputed or not; the current status of audits of such returns by the Internal Revenue Service ("IRS") and other applicable agencies is as set forth in Section 3.12 of Schedule I; and there is no agreement by ABI or any ABI Subsidiary for the extension of time or for the assessment or payment of any taxes payable. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of ABI or any ABI Subsidiary, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is ABI or any ABI Subsidiary aware of any basis for any such assertion or claim, except as set forth in Section 3.12 of Schedule I.

  3.13 Property and Assets. Except as disclosed in Section 3.13 of Schedule I, ABI and the ABI Subsidiaries have good and marketable title to all of the real property reflected in the financial statements at December 31, 1995 referred to in Section 3.4 hereof, free and clear of all encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary title exceptions that have no material adverse effect upon the value of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements, and (e) as otherwise specifically indicated in
Section 3.13 of Schedule I. All leases for the use of real property under which ABI or any ABI Subsidiary is the lessee are valid and binding and in full force and effect and neither ABI nor any ABI Subsidiary is in default under any such lease. Except as set forth in Section 3.13 of Schedule I, no consent of the lessor of any such lease is required for consummation of the Merger or the Bank Merger. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting the real properties of ABI or any ABI Subsidiary since December 31, 1995. All property and assets material to their business and currently used by ABI and each of the ABI Subsidiaries are, in all material respects, in good operating condition and repair, normal wear and tear excepted.

  3.14 Employment Arrangements. Except as set forth in Section 3.14 of Schedule I, there are no employment, severance or other agreements or arrangements with any current or former directors, officers or employees of ABI or any ABI Subsidiary which may not be terminated without penalty (or any augmentation or acceleration of benefits or payment of or agreement to pay any termination or severance payment) on 30 days or less notice to such person. No payments to directors, officers or employees of ABI or any ABI Subsidiary resulting from the transactions contemplated hereby will cause the imposition of excise taxes under Section 4999 of the Code or the disallowance of a deduction to ABI or any ABI Subsidiary pursuant to Section 280G(a) of the Code.

  3.15 Employee Benefits. Except as disclosed in Section 3.15 of Schedule I, neither ABI nor any ABI Subsidiary maintains any funded deferred compensation plans (including profit sharing, pension, savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of ERISA. Neither ABI nor any ABI Subsidiary has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation. Any plans of ABI or any ABI Subsidiary intended to be qualified under Section 401(a) of the Code are so qualified, and neither ABI nor any ABI Subsidiary is aware of any fact which would adversely affec hthe qualified status of such plans. Neither ABI nor any ABI Subsidiary has engaged in a "prohibited transaction" as defined in Section 406 of ERISA and Section 4975 of the Code. Except as set forth in Section 3.15 of Schedule I, ABI does not (a) provide health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintain any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired.

  3.16 Agreements and Instruments. Section 3.16 of Schedule I sets forth as of the date of this Agreement a list of all of the following agreements and instruments (including a summary description of the material terms of any agreement not committed to writing):

    (a) every agreement (other than this Agreement, the Bank Merger Agreement, and agreements with respect to deposits received, loans originated or purchased, or Liquidity Investments) of ABI or any ABI Subsidiary which is to be performed in whole or in part after the date of this Agreement and which (i) involves aggregate future payments by or to ABI or any ABI Subsidiary of more than $5,000, (ii) involves material obligations to be performed later than one year from the date of this Agreement, or (iii) was not entered into in the ordinary course of business;

    (b) each instrument to which ABI or any ABI Subsidiary is a party defining the terms on which it (i) has borrowed or is committed or entitled to borrow money (other than by receipt of a deposit), (ii) has, either outside of the ordinary course of its business or in an amount exceeding $50,000, loaned or committed to loan money, or (iii) has given or committed to give a guarantee of (or otherwise to incur primary or secondary liability in respect of) any obligation of any other party (other than by certification of checks in the ordinary course of business);

    (c) all agreements of ABI or any ABI Subsidiary for the grant of any preferential rights, or which require the consent of any third party to the transfer or assignment of any assets, properties or rights of ABI or any ABI Subsidiary to secure the benefits thereof to any successor;

    (d) all agreements for the sale of property held or acquired by ABI or any ABI Subsidiary as a result of security interests in connection with loans having an unpaid principal amount exceeding $50,000;

    (e)  all loans contractually delinquent for more than 30 days;

    (f) all agreements for loans or the provision, purchase or sale of goods, services or property between ABI or any ABI Subsidiary and any director or officer of ABI or any ABI Subsidiary or any member of the immediate family or affiliate of any of the foregoing;

    (g) all agreements with or concerning any labor or employee organization to which ABI or any ABI Subsidiary is a party;

    (h) all agreements between ABI or any ABI Subsidiary and any five percent (5%) or more shareholder of ABI; and

    (i) any and all proposed, threatened, temporary, or final agreements, orders, directives, memorandums, resolutions, or evidence of formal or informal agency action of which ABI is aware (i) between ABI or any ABI Subsidiary or any officer or director of ABI or any ABI Subsidiary and any state or federal regulatory authority, or (ii) issued, delivered, or described by any such authority to ABI or any ABI Subsidiary or any officer or director of ABI or any ABI Subsidiary.

  3.17 Environmental Matters. Except as set forth in Section 3.17 of Schedule I, to the best knowledge of ABI or any ABI Subsidiary, neither ABI nor any ABI Subsidiary owns, controls, or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither ABI nor any ABI Subsidiary is aware of, nor has ABI or any ABI Subsidiary received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with those laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of ABI or BOA, threatened against ABI or BOA or any property serving as collateral for any extension of credit made by ABI or any ABI Subsidiary relating in any way to those laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

  3.18 Brokers; Certain Fees. Neither ABI nor BOA, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission, or finder's fees in connection with the Agreement, the Merger, the Bank Merger, or any of the transactions contemplated herein or therein, except that ABI has retained Ferris Baker Watts to perform various investment banking and financial advisory services in connection with the Merger. Section 3.18 of Schedule I contains a copy of all written agreements, and a statement of all oral agreements, between ABI or its affiliates and Ferris Baker Watts, and any agreements thereto.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF ABI and BOA

  ABI and BOA jointly and severally represent and warrant to Bancorp that, except as disclosed in Schedule I delivered by ABI to Bancorp concurrently with the execution of this Agreement:

  4.1 Organization, Good Standing, Authority, Insurance, Etc. BOA is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland. BOA has no "subsidiaries" within the meaning of Section 3(w) of the FDIA. BOA has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. BOA has delivered to Bancorp a true, complete and correct copy of the articles of incorporation, charter, or other organizing document and of the bylaws, as in effect on the date of this Agreement, of BOA. BOA is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of BOA. BOA is a member in good standing of the Federal Reserve Bank of Richmond and the Bank Insurance Fund ("BIF"), and all eligible accounts issued by ABI are insured by BIF. The Bank is a not a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code.

  The minute books of BOA contain complete and accurate records of all meetings and other corporate actions held or taken since January 1, 1993 by its shareholders and Board of Directors (including the committees of such Board).

  4.2 Capitalization. The authorized capital stock of BOA consists of 1,000,000 shares of common stock, par value $10.00 per share, of which 150,000 were issued and outstanding as of the date of this Agreement. All outstanding shares of BOA common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.2 of Schedule I, there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of BOA's capital stock from BOA and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind

(collectively, "Contract") to which BOA or any of its affiliates is subject with respect to the issuance, voting or sale of issued or unissued shares of BOA's capital stock.

  4.3 Absence of Changes. Since December 31, 1995, there has been no material adverse change in the business, financial condition, results of operations, or prospects of BOA except as disclosed in Section 4.3 of Schedule I or in the statements or reports filed by ABI with the SEC or by BOA with the FFIEC or Federal Reserve prior to the date of this Agreement, copies of which have been provided to Bancorp.

  4.4 Prospectus/Proxy Statement. At the time the Prospectus/ Proxy Statement is mailed to the shareholders of ABI for the solicitation of proxies for the approvals referred to in Section 2.3 hereof and at all times subsequent to such mailings up to and including the times of such approvals, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to BOA, this Agreement, the Bank Merger Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by BOA expressly for inclusion therein, will:

    (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act and the rules and regulations under such Acts; and

    (b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

  4.5  Litigation and Other Proceedings.  Except as set forth in Section 4.5 of
Schedule I, and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of BOA, BOA is not a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of BOA, threatened, claim, action, suit, investigation or proceeding, or subject to any judicial order, judgment or decree.

  4.6 Compliance with Law. Except as disclosed in Section 4.6 of Schedule I, BOA is in compliance in all material respects with all laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, and BOA has not received notice of violation of, and does not know of any material violations of, any of the above.

  4.7 Corporate Actions. The Board of Directors of BOA has duly authorized its officers to execute and deliver this Agreement and the Bank Merger Agreement and to take all action necessary to consummate the Merger and the other transactions contemplated hereby to which BOA is a party. All corporate authorization of the Board of Directors of BOA required for the consummation of the Bank Merger has been obtained.

  4.8 Authority. Except as set forth in Section 4.8 of Schedule I, the execution, delivery and performance of this Agreement and the Bank Merger Agreement do not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under the charter or bylaws of BOA, any regulatory order to which BOA is subject, or any other agreement or instrument to which BOA is a party or is subject or by which any of their properties or assets is bound. BOA has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Other than the receipt of Governmental Approvals, no consents or approvals are required on behalf of BOA in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of BOA and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally or the exercise of judicial discretion in accordance with general principles of equity.

  4.9 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of BOA to Bancorp or the Bank pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF BANCORP

  Bancorp represents and warrants that, except as disclosed in Schedule II delivered by Bancorp to ABI concurrently with the execution of this Agreement:

  5.1 Organization, Good Standing, Authority, Insurance, Etc. Bancorp is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. Each of the "subsidiaries" of Bancorp within the meaning of Section 3(w) the FDIA (individually a "Bancorp Subsidiary" and collectively the "Bancorp Subsidiaries") is duly organized, validly existing, and in good standing under the laws of the respective jurisdiction under which it is organized. Bancorp and each Bancorp Subsidiary has all requisite power and authority and is duly qualified and licensed to own, lease and operate its properties and conduct its business as it is now being conducted. Bancorp and each Bancorp Subsidiary is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole. The Bank is a member in good standing of the Federal Reserve Bank of Richmond, the Federal Home Loan Bank of Atlanta, and the BIF, and all eligible accounts issued by the Bank are insured by the BIF.

  5.2 Capitalization. The authorized capital stock of Bancorp consists of 6,000,000 shares of capital stock, par value $1.00 per share, of which 4,364,284 shares of Bancorp common stock were issued and outstanding as of the date of this Agreement. Authorized but unissued capital stock of Bancorp may be designated as preferred stock. No shares of capital stock of Bancorp have been designated as preferred stock and no shares of preferred stock of Bancorp were outstanding as of the date of this Agreement. All outstanding shares of Bancorp common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Bancorp's 1992 Stock Option Plan authorizes the issuance of up to 270,000 shares of Bancorp common stock.
Options to purchase 69,050 shares of Bancorp common stock are outstanding, 40,200 of which were granted under Bancorp's 1982 Stock Option Plan. Bancorp has reserved 200,000 shares of Bancorp's common stock for issuance under Bancorp's Dividend Reinvestment Plan and 132,000 shares of Bancorp's common stock for issuance under Bancorp's Deferred Profit Sharing Plan and Trust. Except for obligations under Bancorp's Dividend Reinvestment Plan and Deferred Profit Sharing Plan and Trust and options granted under Bancorp's 1982 and 1992 Stock Option Plans there are no options, convertible securities, warrants, or other rights (preemptive or otherwise) to purchase or acquire any of Bancorp's capital stock from Bancorp and no contracts to which Bancorp or any of its affiliates are subject with respect to the issuance, voting or sale of issued or unissued shares of Bancorp's capital stock.

  5.3 Ownership of Subsidiaries. All the outstanding shares of the capital stock of the Bancorp Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by Bancorp or a Bancorp Subsidiary free and clear of any encumbrance.

  5.4 Financial Statements and Reports. No registration statement, proxy statement, schedule or report filed by Bancorp or any Bancorp Subsidiary with the SEC or the OCC under the 1933 Act, or the 1934 Act, on the date of effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Bancorp and the Bancorp Subsidiaries have filed all documents required to be filed by them with the SEC, the Federal Reserve, the OCC, the FDIC, the Commissioner or state securities authorities under various securities and financial institution laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole; and all such documents, as finally amended, complied in all material respects as to form with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the documents referred to in the preceding sentences were prepared in accordance with generally accepted accounting principles or such other regulatory accounting requirements as were applicable thereto (except for the omission of notes to unaudited statements and year end adjustments to interim results), applied on a consistent basis with all prior periods and fairly presented the information purported to be shown therein. The audited consolidated financial statements of Bancorp at December 31, 1995 and for the year then ended disclose all liabilities (including contingent liabilities) of Bancorp and the Bancorp Subsidiaries, other than liabilities which are not, in the aggregate, material to Bancorp and the Bancorp

Subsidiaries, taken as a whole, and contain adequate reserves for loan losses, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any. A true and complete copy of such financial statements has been delivered by Bancorp to ABI.

  5.5 Absence of Changes. Since December 31, 1995, there has been no material adverse change in the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as disclosed in
Section 5.5 of Schedule II or in the statements or reports filed by Bancorp with the SEC prior to the date of this Agreement, copies of which have been provided to ABI.

  5.6 Prospectus/Proxy Statement. At the time the Registration Statement becomes effective and at the time the Prospectus/Proxy Statement is mailed to the shareholders of ABI for the solicitation of proxies for the approval referred to in Section 2.3 hereof and at all times subsequent to such mailings up to and including the times of such approvals, such Registration Statement and Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to Bancorp and its shareholders and Bancorp common stock, this Agreement, the Merger and all other transactions contemplated hereby that has been furnished in writing by Bancorp expressly for inclusion therein, will:

    (a) comply in all material respects with applicable provisions of the 1933 Act, the 1934 Act, and the rules and regulations under such Acts; and

    (b) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading, or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

  5.7  Litigation and Other Proceedings.  Except as set forth in Section 5.7 of
Schedule II, and except for matters which would not have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole, neither Bancorp nor any Bancorp Subsidiary is a defendant in, nor is any of its property subject to, any pending, or, to the best knowledge of the management of Bancorp, threatened claim, action, suit, investigation or proceeding, or subject to any judicial order, judgment or decree.

  5.8 Compliance With Law. Bancorp and the Bancorp Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except for failures to comply, which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, and Bancorp has not received notice of violation of, and does not know of any material violations of, any of the above.

  5.9 Corporate Actions. The Board of Directors of Bancorp has duly authorized its officers to execute and deliver this Agreement, the Bank Merger Agreement, and the Articles of Merger and to take all action necessary to consummate the Merger and the other transactions contemplated hereby to which Bancorp is a party. All corporate authorizations of the Board of Directors of Bancorp required for the consummation of the Merger have been obtained.

  5.10 Authority. The execution, delivery and performance of this Agreement and the Bank Merger Agreement do not violate any of the provisions of, or constitute a default under or give any person the right to accelerate payment or performance under the articles of incorporation or bylaws of Bancorp, the charter or bylaws of the Bank, the articles of incorporation or regulations of any other Bancorp Subsidiary, or any other agreement or instrument to which Bancorp or any of the Bancorp Subsidiaries is a party or is subject or by which any of their properties or assets is bound. Bancorp has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder. Other than the receipt of Governmental Approvals, no consents or approvals are required on behalf of Bancorp in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of Bancorp and the Bank, and is enforceable in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally or the exercise of judicial discretion in accordance with general principles of equity.

  5.11 Information Furnished. No statement contained in any schedule, certificate or other document furnished or to be furnished in writing by or on behalf of Bancorp to ABI pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. No information material to the Merger and which is necessary to make the representations and warranties not misleading has been withheld from ABI.

  5.12 Tax Matters. Bancorp and each of the Bancorp Subsidiaries have duly and properly filed all federal, state, local and other tax returns required to be filed by them and have made timely payments of all taxes shown by such returns to be due and payable, or which are otherwise due and payable, whether disputed or not. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of Bancorp, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is Bancorp aware of any basis for any such assertion or claim, which would exceed that amount of reserves established therefor by Bancorp and the Bancorp Subsidiaries in an amount which would be material to Bancorp and the Bancorp Subsidiaries taken as a whole.

  5.13 Brokers; Certain Fees. Neither Bancorp nor the Bank, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commission, or finder's fees in connection with the Agreement, the Merger, the Bank Merger, or any of the transactions contemplated herein or therein.

  5.14 Environmental Matters. Except as set forth in Section 5.14 of Schedule II, to the best knowledge of Bancorp or any Bancorp Subsidiary, neither Bancorp nor any Bancorp Subsidiary owns, controls, or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Neither Bancorp nor any Bancorp Subsidiary is aware of, nor has Bancorp or any Bancorp Subsidiary received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with those laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or chemical, or industrial, toxic or hazardous substance or waste. Except as set forth in Section 5.14 of Schedule II, there is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to the knowledge of ABI or BOA, threatened against ABI or BOA or any property serving as collateral for any extension of credit made by ABI or any ABI Subsidiary relating in any way to those laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

                                   ARTICLE VI
                                   COVENANTS

  6.1 Investigations; Access and Copies. Between the date of this Agreement and the Effective Time, ABI agrees to give to Bancorp and its representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its subsidiaries at all reasonable times, and to furnish promptly to Bancorp and its agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II, III or IV of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith, and such other documents, records, or information with respect to the business and properties of ABI as Bancorp or its agents or representatives shall from time to time reasonably request (including, without limitation, copies of monthly financial reports, other reports furnished to the Board of Directors of ABI and committees thereof, and minutes of meetings of the Board of Directors of ABI and committees thereof); provided, however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of ABI and (b) shall not affect any of the representations and warranties hereunder. Each Party will also give prompt written notice to the other Party of any event or development (x) which, had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) which would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) which materially relate to the satisfaction of the conditions set forth in Article VII of this Agreement.

  6.2 Conduct of Business of ABI. With respect to the conduct of the business of ABI and the ABI Subsidiaries between the date of this Agreement and the Effective Time, ABI agrees as follows:

    (a) That ABI and each ABI Subsidiary shall conduct its respective business only in the ordinary course, and maintain its books and records in accordance with past practices except as required by law or regulations or generally accepted accounting principles and shall properly pay or accrue all expenses incurred by them in connection with this Agreement or the Merger;

    (b) That ABI shall not, without the prior written consent of Bancorp: (i) declare, set aside or pay any dividend or make any other distribution with respect to ABI's capital stock or reacquire any of ABI's outstanding shares, except that ABI may pay a first quarter 1996 cash dividend of $.0625 per share and may pay a cash dividend of no greater than $0.0625 per share for each completed quarter prior to the Effective Time; (ii) issue or sell any shares of capital stock of ABI or any ABI Subsidiary, other than upon the exercise of ABI Options or ABI Warrants; (iii) effect any stock split, stock dividend or other reclassification of ABI's common stock; or (iv) grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of ABI, grant any stock appreciation or other rights with respect to shares of capital stock of ABI, or grant any Limited Right, as such term is defined in the ABI Option Plan; and

    (c) Subject to Section 6.3 below, that neither ABI nor any ABI Subsidiary shall, without the prior written consent of Bancorp: (i) sell or dispose of any significant assets of ABI or any ABI Subsidiary; (ii) merge or consolidate ABI or any ABI Subsidiary with or otherwise acquire any other entity or file any applications or make any contract with respect to branching by BOA (whether de novo, purchase, sale or relocation); (iii) change the articles of incorporation, charter documents or other governing instruments of ABI or any ABI Subsidiary, except as provided in this Agreement; (iv) grant to any officer, director, or employee of ABI or any ABI Subsidiary any increase in compensation or benefits, other than customary increases in the compensation of non-officer employees made in the ordinary course of business; (v) adopt any new employee benefit plan or arrangement of any type; (vi) authorize severance pay or other benefits for any officer or director of ABI or any ABI Subsidiary; (vii) incur any material obligation or enter into or extend any material agreement or lease; (viii) engage in any lending activities other than in the ordinary course of business consistent with past practices; (ix) form any subsidiary or cause or permit a material change in the activities presently conducted by ABI or BOA; (x) purchase any debt securities or derivative securities, including CMO or REMIC products, other than Liquidity Investments; or (xi) purchase any equity securities. The limitations contained in this Section 6.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 6.2(c). Notwithstanding the above, ABI or BOA may pay bonuses to officers and employees and make regular contributions to the BOA 401(k) plan in each case consistent with past practice and prorated for the period beginning January 1, 1996 and ending on the Effective Time, provided that (i) such bonuses shall not exceed the total bonuses paid during 1995, multiplied by a fraction, the numerator of which is the number of whole months in 1996 prior to the Effective Time and the denominator is twelve, and (ii) ABI or BOA may make matching contributions to the BOA 401(k) plan of up to 60% of the first 4% of compensation contributed by an employee under such plan.

  6.3  Takeover Proposals as to ABI.

    (a) Neither ABI nor BOA will authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of ABI or BOA, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below) without the prior written consent of Bancorp. Except as the fiduciary duties of the ABI or BOA Board of Directors may otherwise require, neither ABI nor BOA, without the prior written consent of Bancorp, will authorize any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of ABI or BOA, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. ABI will promptly give written notice to Bancorp upon becoming aware of any Takeover Proposal. As used in this Agreement with respect to ABI or BOA, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving ABI or BOA or for the acquisition of a substantial equity interest in ABI or BOA, or for the acquisition of a substantial portion of the assets of ABI or BOA, by a person other than the FDIC. Bancorp may require as a condition of any consent provided pursuant to this paragraph 6.3(a) that ABI or BOA promptly forward to Bancorp copies of any materials provided to any such third party. Any consent under this paragraph shall not serve as a waiver of the requirement for payment of the amount set forth in paragraph 6.3(b) unless such waiver is specifically set forth in such consent.

    (b) As a condition of Bancorp's entering into this Agreement, ABI and BOA each covenants, acknowledges and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to ABI's or BOA's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third-party with respect to a Takeover Proposal, or supporting or indicating an intent to support a Takeover Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether ABI and BOA has otherwise complied with the provisions of Section 6.3(a) hereof, that ABI, BOA or such third-party which is a party to the Takeover Proposal shall have paid Bancorp the sum of $650,000 unless Bancorp specifically has waived the payment of such sum in writing. Accordingly, ABI or BOA, respectively, stipulates and covenants that prior to ABI's or BOA's entering into a letter of intent, agreement in principle, or definitive agreement (whether binding or non-binding, conditional or unconditional) with any third-party with respect to a Takeover Proposal or supporting or indicating an intent to support a Takeover Proposal, ABI, BOA or such third-party shall have paid to Bancorp the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 6.3(b). On payment of such amount to Bancorp, Bancorp shall have no cause of action or claim (either in law or equity) whatsoever against ABI, BOA or any officer or director of ABI, BOA or the third party, with respect to or in connection with such Takeover Proposal or this Agreement.

  The requirements, conditions, and obligations imposed by this Section 6.3(b) shall continue in effect from the date of this Agreement until the earliest of
(i) the Effective Time, (ii) December 31, 1998, or (iii) the termination of this
Agreement: (w) by ABI and Bancorp pursuant to Section 7.4(a); (x) by ABI or Bancorp pursuant to Section 7.4(b), provided that ABI also would have been entitled to terminate this Agreement pursuant to such Section 7.4(b) at the time of such termination by Bancorp; (y) by Bancorp pursuant to Section 7.4(c), provided that such termination is based upon failure of one or more of the conditions of either Section 7.1 or Section 7.2(b),(h),(i),(m) or (o); or (z) by ABI pursuant to Section 7.4(d) or (f) of this Agreement; in any of which events, thereafter neither ABI nor any third party that is involved in a Takeover Proposal shall be obligated to pay the amount required by this paragraph (b) of
Section 6.3 as a condition precedent to such transaction.

  6.4 Conduct of Business of Bancorp and the Bank. Between the date of this Agreement and the Effective Time Bancorp agrees that Bancorp and the Bancorp Subsidiaries shall maintain their books and records in accordance with past practices except as required by law or regulations or as permitted by generally accepted accounting principles.

  6.5 Shareholder Approvals. ABI shall call the ABI Shareholders Meeting as referred to in Section 2.3 hereof. In connection with such meeting, the ABI Board of Directors shall recommend approval of the Agreement, the Bank Merger Agreement, and the Merger, subject to its fiduciary duties. ABI shall use its best efforts to solicit proxies in favor of approval from its shareholders and to take all other action necessary or helpful to secure a vote of the holders of the shares of its common stock in favor of the Agreement and the Merger, except as the fiduciary duties of the ABI Board of Directors may otherwise require.

  6.6  Information for Prospectus/Proxy Statement.

    (a) ABI shall furnish such information concerning ABI and the ABI Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to ABI and the ABI Subsidiaries, to comply with Sections 2.4, 3.6 and 4.4 hereof. ABI agrees promptly to advise Bancorp if at any time prior to the ABI or ABI Shareholders Meeting any information provided by ABI in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. ABI shall furnish such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to ABI and the ABI Subsidiaries, to comply with Sections 2.4, 3.6 and 4.4 after the mailing thereof to ABI shareholders.

    (b) Bancorp shall furnish such information concerning Bancorp and the Bancorp Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to such corporations, to comply with Sections
2.4 and 5.6 hereof. Bancorp agrees promptly to advise ABI if at any time prior to the ABI Shareholders Meeting any information provided by

Bancorp in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Bancorp shall furnish such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Bancorp and the Bancorp Subsidiaries, to comply with Sections 2.4 and
5.6 hereof after the mailing thereof to ABI shareholders.

  6.7 Cooperation to Remove Conditions. In the event of the imposition of a condition to any Governmental Approval which Bancorp, the Bank, ABI or BOA deems to be materially burdensome, Bancorp, the Bank, ABI and BOA agree to take such action as they may mutually deem appropriate for the purpose of obtaining the removal or modification of such condition; provided, however, that nothing in this Section 6.7 shall require Bancorp, the Bank, ABI or BOA to institute any litigation in connection therewith, to continue any actions subsequent to any termination of this Agreement, or to assume any obligation which it deems not to be in its best interest.

  6.8 Filing of Applications. Bancorp, the Bank, ABI and BOA shall use their respective best efforts promptly to prepare, submit and file regulatory applications required by law or regulations with respect to the consummation of the transactions contemplated hereby.

  6.9 Advice Regarding Regulatory Approvals. Each party agrees to provide to the other prompt advice of any material comments received from any regulatory agency which relate to the Merger and, upon request, copies of all documents and correspondences sent to or received from any regulatory agency which relate in any manner to the Merger or the other transactions contemplated by this Agreement.

  6.10 Consents. Each of Bancorp, the Bank, ABI and BOA will use its best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit Bancorp, the Bank, ABI or BOA as the case may be, to consummate the Merger and the other transactions contemplated by this Agreement.

  6.11 Publicity. Between the date of this Agreement and the Effective Time, neither Bancorp, ABI, nor any of their subsidiaries shall, without the prior approval of the other (which approval shall not be unreasonably withheld), issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the transactions contemplated hereto, except as required by law. The Parties shall cooperate when issuing or making any press release, disclosure or statement with respect to Merger or the transactions contemplated hereby.

  6.12 Actions to Obtain Insurance. Bancorp acknowledges that, by operation of law, at the Effective Time, Bancorp will assume any and all legally enforceable obligations of ABI to indemnify and defend the directors and officers of ABI pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that ABI had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of ABI, whether by contractual right or by provision of the articles of incorporation of ABI, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification will continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Bancorp's obligations with respect to such indemnification over that to which ABI would have been subject had the Merger not been consummated. Bancorp and the Bank will use their best efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policy maintained by ABI and BOA (provided that Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Bancorp be required to expend pursuant to this Section 6.12 more than the amount per year equal to 150% of the current annual amount expended by ABI and BOA to maintain or procure such insurance coverage.

  6.13 Employees; Severance; Retention Bonuses.

    (a) Bancorp or the Bank may interview employees of ABI or BOA, with the permission of such employees, provided that such interview shall be conducted in a manner that shall not unreasonably interfere with the operations of ABI or BOA. Bancorp may, but is not required hereby to, seek to continue the employment of all or some employees of ABI or BOA. Bancorp or the Bank, as the case may be, would intend to offer any employees of ABI or BOA which accepted offers of employment by Bancorp or the Bank the compensation and benefits customarily offered by the Bank to its employees as provided in this Section 6.13.

    (b) The Bank shall be obligated to provide cash severance benefits hereunder to each employee of ABI or BOA at the Effective Time (other than those officers or employees listed in Sections 6.13 (a) or (b) of Schedule I) who either (i) is not offered employment by Bancorp or the Bank at compensation, including salary and benefits, at least approximately equal to that paid to the employee prior to the effective time, or (ii) is dismissed, other than for cause (which shall mean commission of a crime, other than a minor traffic offence, incompetence, or failure to follow supervisor's lawful instructions) within the 365 days following the Closing Date, at a rate of two weeks cash base salary (or hourly rate based upon average weekly hours worked during the two months immediately preceding termination of employment) for each full year of employment with ABI, BOA, Bancorp or the Bank, provided, however, that no payment will be made for any accrued but unpaid vacation pay, and provided further that the minimum severance payment to any of such employee who is so terminated shall be six weeks base salary, and provided further that the severance payment for the employee listed in Section 6.13(c) of Schedule I shall be $5,800. Officers listed in Section 6.13(b) of Schedule I shall, in lieu of the above severance benefit, be entitled to employment by Bancorp or the Bank, at their respective rates of compensation in effect immediately prior to the Effective Time, for a period of at least sixty days after the Effective Time, subject to earlier dismissal for cause, as defined above, and any such officer who is employed for such sixty-day period after the Effective Time who is dismissed within the year following the Effective Time, other than for cause, shall be entitled to a severance payment equal to three months base compensation at the rate paid immediately prior to the Effective Time. Any severance payments due to the persons listed on
Schedule 6.13(a) shall be payable upon the Closing.

    (c) Bancorp shall provide for continuation of benefits under Section 4980B of the Internal Revenue Code ("COBRA") for all applicable employees as required by law. Bancorp shall provide such COBRA continuation coverage for the officers listed on Schedule 6.13(a) of Schedule I without a requirement for payment by such officers or their covered dependents (other than in respect of satisfaction of deductibles, co-payments, and the like) for a period of twelve months following the Effective Time or until earlier termination of the rights of such officer and his or her covered dependents to continuation coverage under COBRA.

    (d) In addition to the other payments allowed or permitted hereby, Bancorp shall pay or cause to be paid to each officer and employee, other than any officer listed in Section 6.13(a) of Schedule I, who is continuously employed by ABI or BOA from the date of this Agreement until the Effective Time, an amount equal to one (1) month's base salary, upon the first regular pay date for such officer or employee following the Effective Time (whether or not such officer or Employee continues to be employed on such pay date.

    (e) As soon as practicable after the Effective Time and subject to applicable law, Bancorp shall cause the Bank to provide the employees of ABI or BOA immediately prior to the Effective Time who continue in the employ of Bancorp or the Bank (the "Continuing Employees") with the same health, dental, pension, life insurance, disability and other benefits, if any, which the Bank provides generally to the employees of Bancorp or the Bank. With respect to the provision of such benefits to the Continuing Employees hereunder, to the extent such employees participate after the Effective Time in employee benefit plans other than plans maintained by BOA or ABI, all prior service of such employees with ABI and BOA shall be credited under such plans for purposes of eligibility and vesting, but excluding benefit accrual under any qualified defined benefit pension plan maintained by Bancorp or the Bank.

    (f) Subject to applicable law and the provisions of the applicable plans, at the Closing, or as soon as practicable thereafter, ABI's 401(k) plan shall be merged with and into Bancorp's Cash and Deferred Profit Sharing Plan, the participant's account balances in such ABI 401(k) plan, regardless of the employee's contributions or previous vesting schedule, shall be deemed to be 100% vested, and, if it is not feasible to merge the ABI 401(k) plan with and into Bancorp's Cash and Deferred Profit Sharing Plan because of applicable law, regulation or the terms of either of such plans, the ABI 401(k) plan shall be promptly terminated, and such account balances distributed, in accordance with law and such plan, provided that neither Bancorp nor any Bancorp Affiliate shall be required to make any contribution to, or make any payment to any ABI or Bancorp employee in respect of, the ABI Benefit Plan in excess of the account balance therein or otherwise other than from the assets of such plan.

  6.14 Tax Representations. ABI and BOA shall furnish letters to Stegman & Company, or other tax advisor selected by Bancorp, in such form as may be reasonably requested by such advisor, containing representations sufficient to enable such advisor to render the tax opinion referred to in Section 7.2(m) hereof.

  6.15 ABI Options and ABI Warrants. The ABI Option Plan shall continue in effect but no additional options shall be available for grant thereunder after the Effective Time. From time to time after the Effective Time, Bancorp shall reserve for issuance such number of shares of Bancorp common stock as necessary to permit the exercise of the ABI Options and the ABI Warrants that have been converted into options or warrants for the purchase of Bancorp common stock pursuant to this Agreement. Bancorp shall make all filings required under federal and state securities laws so as to permit the exercise of the ABI Options so converted and the sale of shares received by the optionees upon exercise as contemplated by the ABI Option Plan. Neither the Merger nor the terms of this Agreement shall limit any periods in which the ABI Options and ABI Warrants may be exercised.

  6.16 Cooperation Generally. Between the date of this Agreement and the Effective Time, Bancorp, the Bank, ABI and BOA shall use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date.

                                  ARTICLE VII
                           CONDITIONS OF THE MERGER;
                      FEDERAL TAX TREATMENT OF THE MERGER:
                            TERMINATION OF AGREEMENT

  7.1 General Conditions. The obligations of Bancorp and ABI to effect the Merger shall be subject to the following conditions:

    (a) Stockholder Approval. The holders of the outstanding shares of ABI common stock shall have approved this Agreement, the Bank Merger Agreement, and the Merger as specified in Section 2.3 hereof or as otherwise required by applicable law.

    (b) No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger or the Bank Merger in any legal, administrative, arbitration, investigatory or other proceedings (collectively, "Proceedings") by any governmental or judicial or other authority.

    (c) Government Approvals. All Governmental Approvals shall have been obtained or made and any waiting periods shall have expired in connection with the consummation of the Merger and the Bank Merger. All other statutory or regulatory requirements for the valid consummation of the Merger, the Bank Merger, and related transactions shall have been satisfied.

    (d) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC and, if the offer and sale of Bancorp's common stock in the Merger pursuant to this Agreement is subject to the Blue Sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

  7.2 Conditions to Obligations of Bancorp. The obligations of Bancorp to effect the Merger shall be subject to the fulfillment of each of the following additional conditions:

    (a) Opinion of Counsel for ABI. Bancorp shall have received from Muldoon, Murphy & Faucette, special counsel to ABI, an opinion dated as of the Closing covering the matters set forth in Exhibit C.

    (b) Required Consents. In addition to Governmental Approvals, Bancorp and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which could adversely and significantly affect Bancorp or the Bancorp Subsidiaries or the value of the Merger to them.

    (c) ABI Accountants' Letter. Bancorp shall have received from Rowles & Company, independent accountants as to ABI, letters dated the date of mailing of the Prospectus/Proxy Statement and the date of the Closing to the effect that:
(i) with respect to ABI they are independent accountants within the meaning of the 1933 Act and 1934 Act and the applicable rules and regulations thereunder, (ii) it is their opinion that the audited financial statements of ABI included in the Prospectus/Proxy Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the applicable published accounting rules and regulations thereunder, (iii) on the basis of such procedures as are set forth therein but without performing an examination in accordance with generally accepted auditing standards nothing has come to their attention which would cause them to believe that (A) any unaudited interim financial statements appearing in the Prospectus/Proxy Statement do not comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and 1934 Act and the published rules and regulations thereunder; (B) said financial statements are not stated on a basis substantially consistent with that of the audited financial statements; (C) (1) at the date of the latest available quarter-end financial statements of ABI and at a specific date not more than five business days prior to the date of each such letter there has been, except as specified in such letter, any increase in the outstanding capital stock (other than shares of ABI common stock issued upon the exercise of ABI Options of ABI Warrants), or indebtedness for borrowed money of ABI (other than deposits) or any decrease in the stockholders' equity thereof as compared with amounts shown in the latest statement of financial condition included in the Prospectus/Proxy Statement, or (2) for the period from the date of the latest audited financial statements of ABI included in the Prospectus/Proxy Statement to a specific date not more than five business days prior to the date of each such letter, there were, except as specified in such letter, any decreases, as compared with the corresponding period in the preceding year, in net income for ABI or any increase, as compared with the corresponding period in the preceding year, in the provision for loan losses for ABI, (iv) they have performed certain specific procedures as a result of which they determined that certain information of an accounting, financial or statistical nature included in the Prospectus/Proxy Statement and requested by ABI and agreed upon by such accountants, which is expressed in dollars (or percentages obtained from such dollar amounts) and obtained from accounting records which are subject to the internal controls of ABI's accounting system or which has been derived directly from such accounting records by analysis or computation is in agreement with such records or computations made therefrom (excluding any questions of legal interpretation), and (v) on the basis of such procedures as are set forth in such letter, nothing came to their attention which would cause them to believe that the pro forma financial statements had not been properly compiled on the pro forma basis described therein. The letters required hereby shall be prepared in accordance with auditing standards applicable to "Special Reports - Applying Agreed-Upon Procedures" and shall not be deemed "cold comfort" letters of the type provided to underwriters as defined in the 1933 Act.

    (d) No Material Adverse Change. Between December 31, 1995 and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business, or results of operations of ABI, except as disclosed at or prior to the date of this Agreement pursuant to Section 3.5 hereof.

    (e) Adequate Allowance for Loan Losses. The allowance for loan losses recorded by ABI in its interim or annual financial statements as of the end of the last two calendar quarters prior to the Closing (i) shall have been prepared in accordance with generally accepted accounting principles, and (ii) shall have been sufficient to absorb all reasonably anticipated losses on loans or leases at the date thereof based upon generally accepted accounting principles.

    (f) Nonaccruing and other Problem Assets. All past due, nonaccruing, and restructured loans and leases, and all nonperforming assets and other real estate shall have been recorded by ABI in its interim or annual financial statements as of the end of the last two calendar quarters prior to the Closing as required by generally accepted accounting principles.

    (g) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. The representations and warranties of ABI and BOA shall be true in all material respects at the Effective Time with the same effect as though made at the Effective Time (except with respect to those representations and warranties made as of a certain date, which need be true and correct only as of such date); ABI and BOA each shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and ABI and BOA shall have delivered to Bancorp a certificate, dated the Effective Time and signed by their chief executive officers and chief financial officers, to such effect.

    (h) Bancorp Accountants' Letter. Bancorp shall have received from Stegman & Company, or other independent accountants acceptable to Bancorp, a letter dated the Effective Time, in substance reasonably acceptable to Bancorp, stating its opinion that, based upon the information furnished to it, the Merger should be accounted for by Bancorp as a pooling of interests for financial statement purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

    (i) Conditions to Regulatory Approvals. The Governmental Approvals shall have been granted to Bancorp, the Bank, ABI or BOA, as the case may be, without the imposition of any condition that Bancorp, reasonably and in good faith, has determined to be materially burdensome to Bancorp or the Surviving Bank.

    (j) No Litigation. Neither ABI nor any ABI Subsidiary shall be a party to any pending litigation which, if determined adversely to ABI or any ABI Subsidiary, would have a material adverse effect on the business, financial condition or results of operations of ABI or BOA, taken as a whole.

    (k) Stock Options, Etc. No securities shall have been issued by ABI or BOA since the date of the Agreement except pursuant to the exercise of options and warrants described in Section 3.2 hereof. No options, convertible securities, warrants, or other rights to purchase or acquire any security of ABI or any ABI Subsidiary from ABI or any ABI Subsidiary shall have been issued since the date of this Agreement. ABI shall not have purchased, repurchased, or redeemed any outstanding shares of ABI common stock after the date of this Agreement.

    (l) Compliance with Regulatory Requirements. ABI and each ABI Subsidiary shall have complied in all material respects, including, without limitation, time limits for submissions, required by any and all agreements, notices, orders, directives, memorandums or supervisory resolutions which are or have been binding upon ABI or any ABI Subsidiary at any time.

    (m) Tax Opinion. Bancorp shall have received an opinion from Stegman & Company, or other tax advisor satisfactory to it, or shall have received a private letter ruling from the Internal Revenue Service, in either case in a form reasonably satisfactory to Bancorp and to the effect that:

   (i) The Merger and the Bank Merger each will qualify as a "reorganization" under Section 368(a)(i)(A) of the Internal Revenue Code of 1986, as amended;
  (ii) No gain or loss will be recognized by Bancorp, the Bank, ABI or BOA by reason of the Merger or the Bank Merger;
 (iii) No gain or loss will be recognized by any ABI shareholder (except in connection with the receipt of cash in lieu of a fractional share of Bancorp common stock or upon the exercise of Dissenters' Rights) upon the exchange of ABI common stock for Bancorp common stock in the merger;
  (iv) The basis of the Bancorp common stock received by an ABI shareholder who exchanges ABI common stock for Bancorp common stock will be the same as the basis of the ABI stock surrendered in exchange therefor (subject to adjustments required as the result of receipt of cash in lieu of a fractional share of Bancorp common stock);
  (v) The holding period of the Bancorp common stock received by an ABI shareholder receiving Bancorp common stock will include the period during which the ABI common stock surrendered in exchange therefor was held (provided that such common stock of such ABI shareholder was held as a capital asset at the Effective Time); and
  (vi) Cash received by an ABI shareholder in lieu of a fractional share interest of Bancorp common stock will be treated as having been received as a distribution in redemption of the fractional share interest of Bancorp common stock which he would otherwise be entitled to receive, subject to the provisions and limitations of Section 302 of the Code.

    (n) Affiliate Letters. Each director, officer and other person who is an affiliate , and their affiliates, for purposes of Rule 145 under the 1933 Act, shall have delivered to Bancorp, prior to the Effective Date, a written agreement, in form satisfactory to counsel for Bancorp, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Bancorp common stock to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act, and will comply with the restrictions on transfer of such shares imposed by Topic 2-E of the SEC's Accounting Series Releases relating to pooling of interests accounting treatment.

  (o) Dissenting Shares. The total number of shares of ABI common stock, if any, as to which Dissenters' Rights have been asserted shall not exceed 5% of the total number of outstanding shares of ABI common stock.

  7.3 Conditions to Obligations of ABI. The obligations of ABI to effect the Merger shall be subject to fulfillment of each of the following conditions:

    (a) Opinion of Counsel for Bancorp. ABI shall have received from Kennedy & Baris, L.L.P., special counsel to Bancorp, an opinion dated as of the Closing covering the matters set forth in Exhibit D.

    (b) Required Consents. In addition to Governmental Approvals, Bancorp and the Bank shall have obtained all necessary third party consents or approvals in connection with the Merger, the absence of which would materially and adversely effect Bancorp and the Bancorp Subsidiaries, taken as a whole.

    (c) No Material Adverse Change. Between December 31, 1995 and the date of Closing, there shall not have occurred any material adverse change in the financial condition, business or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole, except as disclosed at or prior to the date of this Agreement pursuant to Section 5.5 hereof.

    (d) Fairness Opinion. ABI shall have received a fairness opinion from Ferris Baker Watts dated as of the date of this Agreement and updated as of the date of the proxy statement related to the Merger stating that the financial consideration to be paid to the shareholders of ABI in the Merger is fair from a financial point of view.

    (e) Representations and Warranties to be True; Fulfillment of Covenants and Conditions. The representations and warranties of Bancorp shall be true at the Effective Time with the same effect as though made at the Effective Time (except with respect to those representations and warranties made as of a certain date, which need be true and correct only as of such date); Bancorp shall have performed all obligations and complied with each covenant, in all material respects, and all conditions under this Agreement on its part to be performed or complied with at or prior to the Effective Time; and Bancorp shall have delivered to ABI a certificate, dated the Effective Time and signed by its chief executive officer and chief financial officer, to such effect.

    (f) No Litigation. Neither Bancorp nor any Bancorp Subsidiary shall be a party to any pending litigation which, if determined adversely to Bancorp or any Bancorp Subsidiary, would have a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries, taken as a whole.

    (g) Affiliate Purchases. Neither Bancorp, Bank nor any Affiliate of Bancorp or the Bank shall have purchased shares of Bancorp in the thirty (30) days prior to the Effective Time.


  7.4 Termination of Agreement and Abandonment of Merger. This Agreement may be terminated at any time before the Effective Time, whether before or after approval thereof by shareholders of ABI, as provided below:

    (a) Mutual Consent. By mutual consent of the Parties, evidenced by their written agreement.

    (b) Closing Delay. At the election of Bancorp or ABI, evidenced by written notice, if the Closing shall not have occurred on or before December 31, 1996, or such later date as shall have been agreed to in writing by the Parties; provided, however, that the right to terminate under this Section 7.4(b) shall not be available to any Party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date.

    (c) Conditions to Bancorp Performance Not Met. By Bancorp upon delivery of written notice of termination to ABI if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Bancorp to effect the Merger set forth in Sections 7.1 and 7.2, and noncompliance is not waived by Bancorp, provided that Bancorp has previously provided proper notice in accordance with this Agreement to ABI regarding the failure of such condition and such condition has not been cured within 30 days of such notice;

    (d) Conditions to ABI Performance Not Met. By ABI upon delivery of written notice of termination to Bancorp if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of ABI to effect the Merger set forth in Sections 7.1 and 7.3 and noncompliance is not waived by ABI, provided that ABI has previously provided proper notice in accordance with this Agreement to Bancorp regarding the failure of such condition and such condition has not been cured within 30 days of such notice;

    (e) Pursuit of Other Offers. By Bancorp if (A) ABI or BOA enters into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal, (B) the ABI Board of Directors fails to recommend to the ABI shareholders approval of this Agreement or the Merger or withdraws such recommendation to the ABI shareholders, or (C) the ABI Board of Directors fails to solicit ABI shareholders' proxies to approve the Merger, or to take all other action (such as ensuring proper conduct of the meeting referred to in Section 2.3 hereof) necessary to secure a vote in favor of this Agreement, the Merger and the Bank Merger.

    (f) Decline in Price of Bancorp Common Stock. By ABI, if its Board of Directors so determines by a two-thirds or greater majority vote of the members of its entire Board, on a day during the period beginning upon the date on which all General Conditions set forth in Section 7.1 of this Agreement (without regard to any waiting periods required thereby) first have been satisfied and ending at midnight of the fourth business day after the date that such conditions are so satisfied (such period, the "Adjustment Notice Period"), provided that the Average Closing Price shall be less than $33.00, unless, during the Adjustment Notice Period, the Board of Bancorp shall have determined by majority vote to increase the number of shares of Bancorp common stock to be exchanged for each share of ABI common stock under this Agreement to equal the quotient, expressed to five decimal places, of 20.65 divided by the Average Closing Price, and shall have given notice of such decision to ABI pursuant to Section 10.4 hereof. All such per share amounts are subject to adjustment for stock splits, stock dividends and reclassifications as provided in Section 2.2 hereof.

    (g) Increase in Price of Bancorp Common Stock. By Bancorp, if its Board of Directors so determines by a two-thirds or greater majority vote of the members of its entire Board, on a day during the period beginning upon the date on which all General Conditions set forth in Section 7.1 of this Agreement (without regard to any waiting periods required thereby) first have been satisfied and ending at midnight of the fourth business day after the date that such conditions are so satisfied (such period, the "Adjustment Notice Period"), provided that the Average Closing Price shall be greater than $40.375, unless, during the Adjustment Notice Period, the Board of ABI shall have determined by majority vote to decrease the number of shares of Bancorp common stock to be exchanged for each share of ABI common stock under this Agreement to equal the quotient, expressed to five decimal places, of 25.27 divided by the Average Closing Price, and shall have given notice of such decision to Bancorp pursuant to Section 10.4 hereof. All such per share amounts are subject to adjustment for stock splits, stock dividends and reclassifications as provided in Section 2.2 hereof.

                                  ARTICLE VIII
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

  8.1 Termination; Lack of Survival of Representations and Warranties. In the event that this Agreement is terminated, the Parties shall have no further obligations hereunder except as to the obligations contained in Sections 6.3, 8.2, 8.3 and 10.2 hereof.

  8.2 Payment of Expenses. Except as provided in Sections 8.2(f) or 8.3 hereof, the Parties agree that fees and out-of-pocket expenses incurred in connection with this Agreement, the Merger and the transactions contemplated hereby, shall be paid as follows:

    (a) all fees and disbursements of legal counsel, consultants, and accountants (including fees and disbursements in connection with the accountants' letter required by Section 7.2(c)) shall be paid by the party employing such persons;

    (b) all expenses in connection with the printing and mailing of the Prospectus/Proxy Statement, and submission of such Prospectus to the SEC and state securities authorities shall be paid by Bancorp;

    (c) all proxy solicitation costs and related fees and expenses other than those described in Section 8.2(b) shall be paid by ABI;

    (d) all fees and other expenses in connection with the preparation and filing of applications and reports to the Federal Reserve, the OCC, the FDIC, the United States Department of Justice, the FTC, the Commissioner, and other federal or state authorities in connection with the Merger shall be paid by the party incurring such fees and expenses; and

    (e) all other fees and out-of-pocket expenses incurred in connection with the Merger shall be paid by the party incurring such fees and expenses.

    (f) Notwithstanding the above, in the event the Merger is not consummated by reason of a material breach of this Agreement by Bancorp or Bank, Bancorp and Bank agree to pay or reimburse ABI or BOA, as the case might be, for all out-of-pocket expenses incurred by ABI or BOA in connection with the Merger, including fees and expenses of attorneys, accountants, investment bankers and other professionals, up to a maximum of $150,000.00.

  8.3 Liquidated Damages In the event the Merger is not consummated by reason of a material breach of this Agreement by ABI or BOA, or, without limitation, a termination pursuant to Section 7.4(e), the Parties agree that the actual damages which might be sustained by Bancorp are uncertain and difficult of ascertainment and that the following payment would be reasonable and just compensation for such breach, and ABI shall pay to Bancorp $650,000 as a break-up fee. Payment under this section shall be in full satisfaction of any payment due to Bancorp under Section 6.3(b), and payment under Section 6.3(b) shall be in full satisfaction of any payments due to Bancorp pursuant to this section
8.3. This payment shall constitute liquidated damages, and not a penalty and upon payment thereof ABI shall have no further liability under this Agreement to Bancorp.

                                   ARTICLE IX
            CLOSING; ASSETS AND LIABILITIES OF SURVIVING CORPORATION

  9.1  Exchange of Certificates.

    (a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of ABI common stock, upon surrender of such certificates to an exchange agent appointed by Bancorp (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of Bancorp common stock into which shares of Bancorp common stock theretofore represented by the certificates so surrendered shall have been converted, as provided in Section 2.2 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 9.2 hereof. Within three Business Days after the Effective Time, the Exchange Agent will send a notice and transmittal form to each ABI shareholder of record at the Effective Time ("Record Holder") whose Bancorp stock shall have been converted into Bancorp common stock advising such shareholder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing ABI common stock in exchange for new certificates for Bancorp common stock. Upon surrender, each certificate evidencing ABI common stock shall be cancelled.

    (b) Until surrendered as provided in Section 9.1(a) hereof, each outstanding certificate which, prior to the Effective Time, represented ABI common stock (other than shares cancelled at the Effective Time pursuant to Section 9.1(d) hereof and Dissenters' Shares) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Bancorp common stock into which the shares of ABI common stock formerly represented thereby were converted. However, until such outstanding certificates formerly representing ABI common stock are so surrendered, no dividend payable to holders of record of Bancorp common stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends, without interest, theretofore paid with respect to such whole shares of Bancorp common stock, but not paid to such holder, and which dividends had a record date occurring on or subsequent to the Effective Time and the amount of any cash, without interest, payable to such holder in lieu of fractional shares pursuant to Section 9.2 hereof. After the Effective Time, there shall be no further registration of transfers on the records of ABI of outstanding certificates formerly representing shares of ABI common stock and, if a certificate formerly representing such shares is presented to ABI or ABI, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of Bancorp common stock as herein provided.

    (c) If any new certificate for Bancorp common stock is to be issued in the name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of Bancorp common stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) ABI Shares Held by Bancorp. Any shares of ABI common stock which are owned or held by Bancorp or any Bancorp Subsidiary at the Effective Time (other than shares held in trust or similar capacity) shall cease to exist, and the certificates for such shares shall as promptly as practicable be cancelled and no shares of capital stock of Bancorp shall be issued or exchanged therefor.

  9.2 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Bancorp common stock, and no certificates or script therefor, or other evidence of ownership thereof, will be issued in exchange for any shares of Bancorp common stock; no dividend or distribution with respect to Bancorp common stock shall be payable on or with respect to any fractional share interests; and no fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of Bancorp. In lieu of such fractional share interest, any holder of ABI common stock who would otherwise be entitled to a fractional share of Bancorp common stock will, upon surrender of his certificate or certificates representing ABI common stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the "Market Value," as hereinafter defined, of one share of Bancorp common stock. For the purposes of determining any such fractional share interests, all shares of ABI common stock owned by a ABI shareholder shall be combined so as to calculate the maximum number of whole shares of Bancorp common stock issuable to such Bancorp shareholder. "Market Value" shall be $36.75, as adjusted for any stock splits, dividends or reclassifications effected after the date hereof.

  9.3 Closing. The closing of the Merger (the "Closing") shall occur at the principal offices of Bancorp, at a time and on a date specified in writing by the parties, which date shall be as soon as practicable, but not more than fifteen (15) days, after the receipt of all requisite approvals and authorizations of regulatory and governmental authorities, the expiration of all applicable waiting periods and the satisfaction or waiver of all conditions hereto. The date at which the Closing occurs is occasionally referred to herein as the "Closing Date."

  9.4  The Effective Time.  The Merger shall become effective upon the later of
(i) the filing of the Articles of Merger in substantially the form attached hereto as Exhibit A with the Maryland State Department of Taxation and Assessments (the "Department") or (ii) the time set forth in the Articles of Merger filed with the Department (the "Effective Time"). Except as otherwise agreed in writing, the Effective Time shall be within one business day of the Closing.

  9.5 Closing of Transfer Books. At the Effective Time, the transfer books for ABI common stock shall be closed, and no transfer of shares of ABI common stock shall thereafter be made on such books.

  9.6 Effect of the Merger. At the Effective Time, the separate corporate existence of ABI shall cease and Bancorp as the Surviving Corporation shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of ABI, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of ABI, all without further act or deed, and in accordance with the applicable provisions of the MGCL.


                                   ARTICLE X
                                    GENERAL

  10.1 Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any relevant approval of the ABI shareholders, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the Parties, provided that, after the adoption of the Agreement by the shareholders of ABI, no such amendment without further shareholder approval may (i) change the amount or form of the consideration to be received by the ABI shareholders in the Merger, or
(ii) change any other terms or conditions of the Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the shareholders of ABI; and further provided that no such amendment may be made after the filing of the Articles of Merger pursuant to Section 9.4 hereof.

  10.2 Confidentiality.

  (a) All information disclosed hereafter by any party to this Agreement to any other party to this Agreement shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated except to the extent that (i) it was known by such other party when received,
(ii) it is or hereafter becomes lawfully obtainable from other sources other than as a result of disclosure contrary to this paragraph, (iii) it is necessary or appropriate to disclose to the Federal Reserve, the OCC, the FDIC, the Commissioner, or any other regulatory authority having jurisdiction over the Parties or their subsidiaries or as may otherwise be required by law, or (iv) to the extent such duty as to confidentiality is waived by the other party. In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other Parties all documents (and reproductions thereof) received from such other Parties (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 10.2.

  (b) Each party to this Agreement will insure that its respective officers, directors, investment bankers and other representatives who are given access to information which is required to be kept confidential hereunder on behalf of such party will be bound by and will conduct their investigation in accordance with the terms of this Agreement. If Bancorp and the Bank on the one hand, or ABI, on the other hand, is required by legal process or by operation of applicable law to disclose any information supplied pursuant to this Agreement, it is agreed that such party will provide the other with prompt notice of such request(s) (except to the extent such notice is prohibited by law) so that Bancorp, the Bank or ABI, as applicable, may seek an appropriate protective order and/or waive compliance with the provisions regarding confidentiality of this Agreement with respect to such information. It is further agreed that, if after compliance with the foregoing requirement, a party is, in the opinion of its counsel, compelled to disclose information concerning the other to any tribunal, governmental agency or person or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal, agency or person without liability hereunder.

  10.3 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Maryland without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

  10.4 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed:

If to Bancorp or Bancorp, to:

       Hunter R. Hollar
       President and Chief Executive Officer
       Sandy Spring Bancorp, Inc.
       Sandy Spring National Bank of Maryland
       17801 Georgia Avenue
       Olney, Maryland  20832
    with a copy to:

       James I. Lundy, III, Esquire
       Kennedy & Baris, L.L.P.
       4719 Hampden Lane
       Bethesda, Maryland  20814

If to ABI or BOA:
       John W. Marhefka, Jr.
       President and Chief Executive Officer
       Annapolis Bancshares, Inc.
       Bank of Annapolis
       2024 West Street
       Annapolis, Maryland  21401

    with a copy to:

       John Bruno, Esquire
       Muldoon Murphy & Faucette
       5101 Wisconsin Avenue, N.W.
       Washington, D.C.  20016

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee).
Notices also may be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received.

  10.5 No Assignment. This Agreement may not be assigned by any of the Parties, by operation of law or otherwise, except as contemplated hereby and except that all of the terms and provisions hereof shall be binding upon Bancorp as the Surviving Corporation and the Bank as the Surviving Bank.

  10.6 Headings. The description heading of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

  10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.

  10.8 Construction and Interpretation. Except as the context otherwise requires, (a) all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and (b) all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

  10.9 Entire Agreement. This Agreement, together with the schedules, lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 10.1, constitutes the entire agreement of the Parties, and supersedes any prior written or oral agreement or understanding among any of the Parties pertaining to the Merger. This Agreement is not intended to confer upon any other persons any rights or remedies hereunder except as expressly set forth herein.

  10.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officer thereunder duly authorized, all as of the date set forth above.

[SEAL]                               ANNAPOLIS BANCSHARES, INC.

                                     By: /s/ John W. Marhefka Jr.
                                        -----------------------------
/s/ Russell J. Grimes, Jr.              Name:  John W. Marhefka Jr.
- ---------------------------             Title: President and Chief Executive
ATTEST                                          Officer


[SEAL]                               BANK OF ANNAPOLIS

/s/ Russell J. Grimes, Jr.           By: /s/ John W. Marhefka Jr.
- ----------------------------            -----------------------------
ATTEST                                  Name:  John W. Marhefka Jr.
                                        Title: President and Chief Executive
                                                Officer

[SEAL]                               SANDY SPRING NATIONAL
                                      BANK OF MARYLAND

/s/ Marjorie S. Cook                 By: /s/ Hunter R. Hollar
- --------------------------------        -----------------------------
ATTEST                                  Name:  Hunter R. Hollar
                                        Title: President and
                                                Chief Executive Officer


[SEAL]                               SANDY SPRING BANCORP, INC.

                                     By: /s/ Hunter R. Hollar
/s/ Marjorie S. Cook                    -----------------------------
- --------------------                    Name:  Hunter R. Hollar
ATTEST                                  Title: President and
                                                Chief Executive Officer